Exhibit 14(a)2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration No. 33-34233, Registration No. 33-46861, Registration No. 33-87614, Registration No. 33-97622, Registration No. 33-97624 and Registration No. 33-39364) of Scailex Corporation Ltd. of our report dated June 17, 2007, relating to the financial statements of Scailex Corporation Ltd. for the year ended December 31, 2006, which appears in this From 20-F.

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
June 30, 2008	Certified Public Accountants (Isr.)
A member of PricewaterhouseCoopers
International Limited